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                                                                     Exhibit 5.1

            CORRERO FISHMAN HAYGOOD PHELPS WALMSLEY & CASTEIX, L.L.P.

                                 August 18, 2004

Amedisys, Inc.
11100 Mead Road, Suite 300
Baton Rouge, Louisiana  70816

Ladies and Gentlemen:

      We have acted as counsel for Amedisys, Inc. (the "Company") in connection with the filing under the Securities Act of 1933 (the "Act") of the Company's registration statement on Form S-3 (the "Registration Statement") covering up to 2,300,000 shares of the common stock of the Company (the "Shares"), which the Company proposes to sell in a public offering. These 2,300,000 shares of common stock include 300,000 common shares that may be sold pursuant to the underwriters' over-allotment option, 150,000 of which would be sold by the Company and the remaining 150,000 of which would be sold by certain selling stockholders.

      For the purposes of the opinions expressed below, we have examined the Registration Statement and the Articles of Incorporation, as amended, and By-laws, as amended, of the Company, and such other documents and sources of law as we considered necessary to render the opinions hereinafter expressed.

      Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the Shares, when issued in accordance with the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

      This opinion letter is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

      We hereby consent (i) to be named in the Registration Statement under the heading "Legal Matters" as counsel for the Company and (ii) to the filing of this opinion as an exhibit to the Registration Statement. In so doing we do not admit that we are "experts" within the meaning of the Act.

                                       Sincerely,

                                       /s/ Anthony J. Correro, III

                                       Anthony J. Correro, III